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ITEM 6.(a)
EXHIBIT 11: COMPUTATION OF EARNINGS PER SHARE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                           THIRTEEN WEEKS ENDED
                                               SEPT. 6, 1998                  AUG. 30,1997

BASIC EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE
Weighted-average common shares
  outstanding..........................            32,665                        33,919

Net income.............................         $   7,796                     $   6,380

Basic earnings per common and common
  equivalent share.....................         $    0.24                     $    0.19




                                                        THIRTEEN WEEKS ENDED
                                            SEPT. 6, 1998                 AUG. 30, 1997


DILUTED EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE

Weighted-average common shares
  outstanding..........................            32,665                        33,919


Dilutive effect of stock options.......             1,350                         1,237



Number of shares used in computation of
  diluted earnings per share...........            34,015                        35,156

Net income.............................         $   7,796                     $   6,380


Diluted earnings per common and common
  equivalent share.....................         $    0.23                     $    0.18


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